EXHIBIT 99

FOR RELEASE NOVEMBER 14, 2000

Contact:   Allen & Caron Inc.      or       Intrenet, Inc.
   Matt Clawson (investors)                 Thomas J. Bell CFO
   Len Hall (media)                         513-576-6666
   949-474-4300


                   INTRENET REPORTS ON STATUS OF REVIEW
                      OF ACCOUNTING AT ADS SUBSIDIARY
               AND DELAY OF REPORT OF THIRD QUARTER RESULTS


MILFORD, OH (November 14, 2000) Intrenet Inc. (Nasdaq: INET) announced today that its investigation into the accounting issues previously disclosed regarding its subsidiary, Advanced Distribution System ("ADS"), is progressing. Although the investigation is not complete, to date, there is no indication that cash or other assets were misappropriated.

As the investigation is continuing, the Company cannot yet precisely quantify the impact or timing of correcting accounting entries that may be required. Nonetheless, management believes the entries when aggregated, will not greatly exceed its initial estimate of $1.3 million. Management also cannot be certain at this juncture about the particular accounting periods at issue, but it appears that fiscal years 1998, 1999 and 2000 may be impacted in varying degrees.

Following the Company's disclosure about ADS' accounting issues, Nasdaq suspended trading in the Company's stock. Company officials recently updated Nasdaq concerning the scope and status of the Company's investigation. Based on those discussions, management does not anticipate that Nasdaq will permit trading to resume while the accounting issues remain under review or prior to the issuance of restated financial statements, if such restatement is ultimately determined necessary by the Company.

John Chandler, Intrenet's President and CEO, stated, "The accounting entries in question appear to be an isolated attempt by two former employees to enhance the reported profitability of the ADS subsidiary and to mask delays in collecting receivables. We are, of course, disappointed with this, but we are pleased that our recently initiated internal audit function discovered these issues, enabling us to take appropriate corrective action. Special counsel and the forensic accountants are working with our independent auditors to ensure that these accounting issues are appropriately addressed at the earliest possible time. We hope to have the investigation completed within 30 days. However, until the investigation is complete, the Company is unable to report its third quarter results or file its quarterly report on Form 10-Q. After the investigation is complete, the earnings will be released and the Form 10-Q will be filed."

As previously reported in its second quarter report on Form 10-Q the Company was in default under certain financial covenant provisions of its bank loan agreement. These defaults have continued and are expected to continue for the remainder of 2000. As a result, the terms of the bank credit agreement give the bank the right to demand payment of all outstanding debt under the revolving line of credit and the term loan, which totaled approximately $21.9 million at September 30, 2000. The Company has informed the bank that it is vigorously pursuing replacement financing. On November 14, 2000, the bank agreed to forbear from the exercise of its remedies under the loan agreement through December 31, 2000 provided that the Company adheres to certain provisions contained in the forbearance agreement. There can be no assurance, however, that the Company will be able to comply with all such provisions or succeed in obtaining replacement funding. As the Company continues to pursue replacement financing it has also been negotiating with its lessors for extended payment terms to help provide for its cash requirements for the remainder of 2000.

Since its organization in 1983, Intrenet, Inc. has grown to become one of the largest public flatbed carriers in North America, with revenues exceeding a quarter of a billion dollars annually. Intrenet carries the symbol INET, is listed on the NASDAQ Small Cap Market and is headquartered in Milford, Ohio. The Company's subsidiaries include: Roadrunner Trucking, Eck Miller Transportation, Advanced Distribution System, Roadrunner Distribution Services and INET Logistics.

THIS PRESS RELEASE CONTAINS FORWARD LOOKING INFORMATION THAT IS SUBJECT TO CERTAIN RISK AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER FROM THOSE PROJECTED. WITHOUT LIMITATION, THESE RISKS AND UNCERTAINTIES INCLUDE ECONOMIC FACTORS SUCH AS DOWNTURNS IN CUSTOMERS' BUSINESS CYCLES, SURPLUS INVENTORIES, INFLATION, FUEL PRICE INCREASES, AND HIGHER INTEREST RATES, THE RESALE VALUE OF THE COMPANY'S USED EQUIPMENT, THE AVAILABILITY AND COMPENSATION OF QUALIFIED DRIVERS, AND COMPETITION FROM TRUCKING, RAIL, AND INTERMODAL COMPETITORS. IN ADDITION, THE SCOPE AND TIMING OF THE INVESTIGATION AND THE RESOLUTION OF ACCOUNTING ISSUES MAY BE AFFECTED BY SUBSEQUENTLY DISCOVERED INFORMATION, THE AVAILABILITY OF INFORMATION AND OTHER FACTORS. READERS SHOULD REVIEW AND CONSIDER THE VARIOUS DISCLOSURES MADE BY THE COMPANY IN ITS PERIODIC REPORTS ON FORMS, 10-K AND 10-Q.